EXHIBIT 3.3
                                                                     -----------


         On July 31, 2002, the following amendments were made to Interstate Hotels & Resorts, Inc.'s By-laws:

1. Section 3.2 of Article 3 shall be amended and restated to read in its entirety as follows:

         "3.2 NUMBER; QUALIFICATION. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting. Directors need not be stockholders."

2.       The following shall be added as Section 3.19 of Article 3:

         "3.19 NOMINATION. Until the Termination Date, unless such person has resigned, has retired or is no longer able to serve as director by reason of death, disqualification, removal from office or any other cause, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

         NAME                                       CLASS
         -----                                      -----
         Paul W. Whetsell                           Class I
         Thomas F. Hewitt                           Class I
         John Emery                                 Class I
         J. Taylor Crandall                         Class I
         Karim J. Alibhai                           Class II
         Joseph J. Flannery                         Class II
         Raymond C. Mikulich                        Class II
         Mahmood J. Khimji                          Class II
         Sherwood M. Weiser                         Class II
         Steven D. Jorns                            Class III
         James B. McCurry                           Class III
         Leslie R. Doggett                          Class III
         John J. Russell, Jr.                       Class III"